Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2012 except for Note 3 "Capital Requirements and Liquidity", Note 11 “Segment Information” and Note 17 “Subsidiary Guarantor Financial Information”, as to which the date is November 21, 2012 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Molycorp, Inc.'s Current Report on Form 8-K dated November 21, 2012.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
November 28, 2012